Exhibit (a)(1)(E)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYOR. Social Security numbers (SSNs) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (EINs) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payor.

For this type of account:		Give the SOCIAL SECURITY number of ---	For this type of account:		Give the EMPLOYER IDENTIFICATION number of ---
1.	Individual	The individual	6.	Sole Proprietorship	The owner (3)

2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	7.	A valid trust, estate, or pension trust	The legal entity (4)

3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	8.	Corporation or limited liability company electing corporate status on Form 8832	The corporation

4.	a. The usual revocable savings trust (grantor is also trustee) b. So-called trust account that is not a legal or valid trust under state law	The grantor-trustee (1) The actual owner (1)	9.	Association, club, religious, charitable, educational, or other tax-exempt organization account	The organization

5.	Sole proprietorship	The owner (3)	10.	Partnership or multi- member limited liability company that has not elected corporate status	The partnership

			11.	A broker or registered nominee	The broker or nominee

			12.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district or prison) that receives agriculture program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish minor’s SSN.

(3)	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your SSN or EIN (if you have one).

(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the taxpayer identification number (TIN) of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9
(Page 2)

OBTAINING A NUMBER
— An exempt charitable remainder trust, or a non- exempt trust described in section 4947.
If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (“IRS”) and apply for a number. Both forms can be located on the Internet at www.irs.gov

EXEMPT PAYEES DESCRIBED ABOVE SHOULD FILE SUBSTITUTE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, CERTIFY THAT YOU ARE EXEMPT FROM BACKUP WITHHOLDING, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYOR.

PAYEES EXEMPT FROM BACKUP WITHHOLDING
IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH THE PAYOR AN APPROPRIATE INTERNAL REVENUE FORM W-8BEN (CERTIFICATE OF FOREIGN STATUS).
Payees specifically exempted from backup withholding include the following:

—	An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986 as amended (the “Code”), any individual retirement account (IRA), or a custodial account under Section 403(b)(7) of the Code if the account satisfies the requirements of Section 401(f)(2) of the Code.

PRIVACY ACT NOTICE--Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payors who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. Payors must be given the numbers whether or not recipients are required to file tax returns. Payors must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payor. Certain penalties may also apply.

—	The United States or any of its agencies or instrumentalities. A State, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.

—	A foreign government or any of its political subdivisions, agencies or instrumentalities.

—	An international organization or any of its agencies or instrumentalities.
PENALTIES
Payees that may be exempt from backup withholding include the following:
(1) Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payor, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

—	A corporation.

—	A foreign central bank of issue.

—	A registered dealer in securities or commodities registered in the United States, the District of Columbia, or a possession of the United States.	(2) Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

—	A futures commission merchant registered with the Commodity Futures Trading Commission.	(3) Criminal Penalty for Falsifying Information Willfully. Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

—	A real estate investment trust.
FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.
—	An entity registered at all times during the tax year under the Investment Company Act of 1940.

—	A common trust fund operated by a bank under section 584(a) of the Code.

—	A financial institution.

—	A middleman known in the investment community as a nominee or custodian or who is listed in the most recent publication of the American Society of Corporate Securities, Inc Nominee List.